Effective as of January 29, 1997

William Stuart Simon
1254 South Saltair Avenue, Apt. 202
Los Angeles, CA 90025

Dear Bill:

This letter agreement sets forth the new terms, provisions and conditions of your employment with dick clark productions, inc., a Delaware corporation (the "Company"). Those terms, provisions and conditions are as follows:

1. Term of Agreement. The term of this agreement shall commence on January 29, 1997 and shall expire on January 29, 2000 unless earlier terminated pursuant to the provisions hereof.

2. Title. From January 29, 1997, your title and position shall be Treasurer of the Company. From and after January 29, 1998, you shall also be Vice President of Finance of the Company. In any case, your services shall be full time and shall be exclusive to the Company.

3. Reporting Responsibility. You shall report directly to the Company's Chief Financial Officer. You shall also have reporting responsibility to the Company's President and such other individuals as may be designated from time to time by the Company's President.

4. Salary. As full consideration for your services hereunder, you shall be entitled to receive a salary at an annual rate as set forth below:

           1/29/97 - 1/28/98:   $80,000.00
           1/29/98 - 1/28/99:   $90,000.00
           1/29/99 - 1/29/00:  $100,000.00

which shall be paid to you, subject to applicable withholdings and deductions, bi-weekly in accordance with the Company's policies.

5. Discretionary Bonus. The Company may consider paying you a bonus with respect to an any complete fiscal year (July 1 - June 30) during which you provided services to the Company of under this agreement. The awarding of any such bonus shall be determined by the Company in its sole and absolute discretion, there being no obligation on the part of the Company to pay any bonus or any representation, warranty, agreement or guaranty that any such bonus will be awarded. In evaluating whether or not to award any bonus and the amount of any bonus awarded, the Company shall consider your performance as an employee, the results and financial performance of the Company for such fiscal year, and such other criteria and factors as the Company, in its sole and absolute discretion, considers appropriate. You further acknowledge and agree that in entering into this agreement, you are not relying on the fact that you will receive a bonus from the Company.

6. Benefits. During the term of this agreement, you shall remain entitled to participate in such health, medical, 401 K and other benefit plans as are available to all the employees of the Company as a group. Your participation in such plans shall be subject to the terms and provisions of such plans including, without limitation, any waiting periods, eligibility standards and contribution requirements as may be in effect from time to time.

7. Vacation. You shall remain entitled to three (3) weeks of vacation annually, which shall accrue in accordance with applicable law. You shall coordinate the timing of your vacation periods with those officers of the Company to whom you report. The Company expects you to fully utilize your vacation time and the Company shall not compensate you for any accrued vacation time in excess of the Company's limits.

8. Travel. All airline travel for business purposes by you on behalf of the Company shall be business class on all transcontinental flights within the United States and all international flights. All other airline travel shall be coach class. All other reasonable out-of-pocket expenses associated with any required and necessary business travel, such as lodging, meals and ground transportation, shall be reimbursed in accordance with the Company's policies and practices with respect thereto, as from time to time in effect.

9. Options. For each year of this agreement, the Company shall grant to you an option (collectively, the "Options") to purchase up to 2,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), such grant to be effective upon your acceptance, execution and delivery of this agreement. The Options shall have a per share exercise price equal to the market value of a share of Common Stock on January 30, 1997 (which is $11.00 per share) and shall vest and be exercisable as to up to 2,000 shares of Common Stock on the first, second and third anniversaries, respectively, of the effective date of this agreement. Any portion of any of the Options which is unexercised as of the earlier of (a) the fifth anniversary of the effective date of this agreement or (b) 30 days following any termination of your employment with the Company, shall automatically terminate, whether or not vested. In addition to the foregoing, the Options shall be subject to the terms and provisions of the Company's 1987 Employee Stock Option Plan and the certificates which evidence the Options.

10. Signing Bonus. Within five (5) days after your execution and delivery of this agreement, the Company shall pay you a one-time signing bonus of $5,000.00.

11. Termination. Your employment and this agreement may be terminated by the Company immediately (a) should there be a material breach by you of any of your obligations or duties to the Company; (b) should you engage in an act of moral turpitude or commit a criminal or other act of a felonious nature; or (c) should you fail to perform your duties in a reasonable and competent manner as determined by the Chief Financial Officer or the President of the Company.

12. Confidentiality and Non-solicitation. You shall keep all aspects of the business of the Company of which you become aware strictly confidential, including, without limitation, financial information, concepts, revenues, pricing, business strategies, methods of conducting business and contractual arrangements with third parties and agree not to use or disclose any


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



such information to any third party without the Company's prior written consent, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, you may disclose any information pursuant to applicable subpoena or law; provided that prior to making such disclosure, you shall give the Company prior written notice of the intended disclosure to the extent possible, so that the Company, if it determines to do so, may seek a protective order with respect to such disclosure. You shall not for the twelve (12) month period following termination of your employment with the Company for any reason whatsoever, hire or solicit for employment any employee of the Company who was an employee of the Company during the last six
(6) months of your employment with the Company. The Company shall be entitled to seek injunctive and other equitable relief with respect to any breach or threatened breach of your obligations pursuant to this paragraph. The provisions of this paragraph shall survive the expiration or earlier termination of this agreement.

13. Work for Hire.

(a) All of your services to the Company in connection with this agreement are being specially ordered or commissioned by Company and Company shall be the owner and proprietor of all material created by you hereunder and all of the results and proceeds of your services in connection with herewith. Any material created by you, and the results and proceeds of your services, shall constitute a "work made for hire" within the meaning of the Copyright Act and shall be referred to hereafter as "Materials". Company shall own in perpetuity all rights of whatever kind and character, throughout the world and in any and all languages, in and to the Materials, including without limitation all material, themes, ideas, operations, products, titles, compositions, designs, patterns, props, costumes, concepts, characters, creations, sets, works, writings, business, dialogue, and all other matter written, suggested, composed, created, prepared, submitted, or interpolated by you for or in connection with your services hereunder. In the event it is determined by law that any or all of the Materials were not created as a work-for-hire, you shall be deemed to have assigned to Company all rights, title and interest in and to the subject Materials for no further consideration except as expressly set forth herein.

(b) Company shall have the right, but not the obligation, to use, adapt, change, revise, delete from, add to or rearrange the Materials, or any part of the Materials, and to combine the Materials with other works or materials of you or of others, and to vend, copy, publish, reproduce, record, transmit, broadcast by radio and/or television, perform, photograph with or without sound, including spoken words, dialogue and music synchronously recorded, and to communicate the same by any means now known or hereafter devised, either publicly and for profit, or otherwise. You waive throughout the world the benefit of any law, doctrine or principle known as the "moral rights of authors" or any similar law, doctrine or principle however named.

(c) You shall, at Company's request, sign, acknowledge and deliver to Company all documents and instruments (collectively, "Document") which Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its rights under this Agreement. If you fail to do so within seven (7) business days after written request by the Company, then Company is hereby irrevocably appointed as your

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


attorney-in-fact with the full right, power and authority to sign, acknowledge and deliver such Document in your name and on your behalf.

14. Governing Law. This letter agreement shall be governed by and construed in accordance with the law of the State of California, without reference to its conflicts of law principles. To the extent permitted by applicable law, this letter agreement shall not be construed or interpreted with any presumption against the party causing this letter agreement to be drafted.

15. Miscellaneous. This agreement may not be amended, modified or waived except by an instrument in writing signed by the Company and you. This agreement sets forth the entire understanding and agreement between you and the Company regarding the subject matter hereof and there are no representations, warranties, understandings, agreements or promises regarding such subject matter, except as is expressly set forth herein.

Please evidence your concurrence with, and agreement to, the terms and provisions of this letter agreement by signing and returning the enclosed copy of this letter agreement.


Very truly yours,


/s/ Francis C. LaMaina
------------------------------------
Francis C. LaMaina
President


Agreed and accepted as of January 29, 1997


/s/ William S. Simon
------------------------------------
William S. Simon


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